UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 3, 2014
(Date of earliest event reported: December 23, 2013)

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway Houston, Texas	77019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (713) 522-5141

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Explanatory Note
On December 23, 2013, Service Corporation International (“SCI”) filed a Current Report on Form 8-K reporting that it had completed its acquisition of Stewart Enterprises, Inc. (“Stewart”). At the effective time of the acquisition, all of the outstanding shares of Stewart's common stock and restricted stock units were converted into the right to receive $13.25 per share in cash, without interest. Each outstanding option or warrant to purchase Stewart’s common stock was converted into the right to receive, for each share of common stock issuable upon exercise of such option or warrant, cash in the amount of the excess, if any, of $13.25 over the exercise price per share of such option or warrant. The aggregate cash consideration paid as a result of the acquisition was approximately $1,165.4 million.
This Form 8-K/A amends the Form 8-K we filed on December 23, 2013 to include Stewart’s audited consolidated financial statements for the year ended October 31, 2013 and the unaudited pro forma combined condensed financial information related to our Stewart acquisition required by Items 9.01(a) and 9.01(b) of Form 8-K.
Item 9.01    Financial Statements and Exhibits
(a)    Financial Statements of Business Acquired.
Stewart's audited consolidated financial statements for the year ended October 31, 2013 (see Exhibit 99.2).
(b)    Pro Forma Financial Information.
Unaudited pro forma combined condensed financial information for the year ended December 31, 2013 (see Exhibit 99.3).
(c)    Exhibits.

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP)
99.2	Stewart's audited consolidated financial statements for year ended October 31, 2013
99.3	Unaudited pro forma combined condensed financial information for the year ended December 31, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2014	Service Corporation International

	By:	/s/ Tammy R. Moore
Tammy R. Moore
Vice President and Corporate Controller